CONFERENCE CALL TRANSCRIPT

SAIA — Q2 2007 SAIA, INC. EARNINGS CONFERENCE CAL EVENT DATE/TIME: JUL. 24. 2007 / 10:00AM ET

PRESENTATION

Operator

Good morning. At this time I would like to welcome everyone to the second-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

Ms. Renee McKenzie, Saia’s Treasurer, you may begin your conference.

Renee McKenzie - SAIA — Treasurer

Thank you, operator. Good morning. Welcome to Saia’s second-quarter 2007 earnings call. Hosting this morning’s call are Rick O’Dell, our President and CEO; and Jim Darby, Vice President of Finance and CFO.

Before we begin, you should know that during our call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical fact are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell - SAIA — President and CEO

Thank you Renee.

Saia achieved record second-quarter revenue of $253 million which was an increase of 12%. Our operating income was $14.6 million with net income of $7.4 million. I am pleased with the recent acquisitions of The Connection Company and Madison Freight Systems. Particularly that they drove solid and topline growth.

For clarity purposes all comparisons are from continuing operations; and for the quarter, a few key points include the following. Our operating ratio was 94.2 versus 92.4 in the prior year. Our LTL tonnage grew by 11%. Our LTL shipments were up 14%. LTL yield excluding fuel surcharge was up 1%.

On a pro forma basis which would include The Connection and Madison in the prior year, our revenue was up 2%. Our shipments were down slightly and our tonnage was down 6%. You should note that on a pro forma basis our LTL weight per shipment was actually down 6%. Our pro forma LTL yield was up 9% and that was due primarily to increasing length of haul and a declining weight per shipment.

We achieved modest labor productivity improvements over the prior year in P&D, Dock and office. In Saia’s more mature geography however we saw a negative impact on load average, due to the investment required to meet customer expectations when we were opening new lines, the soft volume environment and due to a reduced weight per shipment.

Our margins during the quarter were further challenged by greater expense as a result of increased accident severity, higher health care costs, and workers’ compensation. The soft environment has increased competitive pricing pressure, particularly in certain regions and within industries.

Management’s focused on cost optimization with the goal of achieving operating income improvement despite short-term economic challenges.

Despite the difficult environment, our topline successes include nine of Saia’s 14 sales regions had positive revenue growth. Our synergy revenue from the Clark Brothers acquisition which was three years ago continues to grow and now exceeds an estimated $115 million on an annualized run rate. Our synergy revenue from The Connection and Madison acquisition is at an annualized run rate of $35 million. And this is the first full quarter since we opened those new lanes. We continue to have success with our industry-leading Xtreme Guarantee product with a 3% growth in this segment and, overall, I think customers continue to respond well to Saia’s product offerings and our expanded coverage.

Our strategy remains to grow and improve our performance and our current geography through increased marketing efforts, capitalize on our growing synergy revenue while focusing our cost initiatives to improve our profits. We continue to selectively seek the right opportunities for geographic expansion to meet our customers’ needs.

As stated in the earnings release, we believe margins should improve in our recently expanded geography as we upgrade the account makes and build density in these synergy lanes going forward.

Now I’d like to have Jim Darby review our second-quarter results. Jim.

Jim Darby - SAIA — VP — Finance and CFO

Thanks, Rick, and good morning, everyone.

For the second order 2007 earnings per share were $0.51 compared to $0.60 per share last year which included restructuring charges of $0.07 for the consolidation of the holding company. All comparisons to the prior year’s second quarter are versus results from continuing operations for that period.

For the quarter, revenues were $253 million with operating income of $14.6 million. As we fully integrated both acquisitions in the first quarter, there were no integration costs incurred in the second quarter. Estimated operating losses from the expanded territory were slightly more negative than original expectations due, we believe, to difficult market conditions and higher-than-anticipated account turnover.

Due to our self insured structure and $2 million retention level, our Company will experience at the accident experience — will experience accident expense volatility. Accident expense was $2.3 million or $0.10 per share higher than prior year due to increased severity.

Unfortunately, this accident severity challenge has continued as we have entered the third quarter. The Company had unfavorable comparisons in equity-based compensation with an expense of $800,000 this quarter versus prior year benefit of $500,000. While this year’s expense was in line with our expectations, the impact of the change from prior year was unfavorable by $0.05 per share.

Depreciation and amortization ran $9.8 million during the quarter versus prior year of $7.8 million. Our effective tax rate from continuing operation for the quarter was 40%. We project our consolidated effective tax rate from continuing operations to be around 40% for all of 2007.

As you may recall, prior year tax rate was favorably impacted by $300,000 of tax credit with an impact of $0.02 per share.

At June 30, 2007, debt was $122 million with net debt to capital of 35.6%. As a result of the Company’s $6.3 million cash balance and $106.2 million of unused credit facility, Saia has approximately $113 million of available capital for future expansion and acquisition.

Our consolidated net capital expenditures for the first six months were $28.5 million compared to $41.7 million in the prior year from continuing operations. We continue to look at strategic real estate in tight markets. In the third quarter we expect to purchase properties in the major markets of Chicago and Southern California totaling $30 million.

This follows Saia’s strategy of owning strategically located facilities that are integral to our operations. Accordingly, our current estimate of capital expenditures for 2007 is now $115 million. Also, there were no share repurchases under our $25 million authorized program during the quarter, leaving about $18 million available.

Now I’d like to turn the call back to Rick.

Rick O’Dell - SAIA — President and CEO

Thank you, Jim. Before we open up the call to your questions let me say that we certainly did not achieve our target margins. Considering the environment, I am pleased with the topline growth driven by recent acquisitions and I remain enthusiastic about the potential of the expanded geography.

We expect the acquired geography to contribute positively to operating income in the fourth quarter of this year and into 2008. Looking forward, we believe that Saia is well positioned for long-term profitable growth and value creation for both shareholders and customers.

With these comments, we are ready to answer your questions. Operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). [David Ross] from Stifel Nicolas.

David Ross - Stifel Nicolas — Analyst

The accidents that happened in the second quarter, I think you said that also in the third quarter there might have been another severe accident. Is that correct?

Rick O’Dell - SAIA — President and CEO

We are seeing the same type of experience going forward, David, so far in July.

David Ross - Stifel Nicolas — Analyst

And has there been any geography associated with that? Did that happen for example in newly acquired territories or is that the legacy Saia network?

Jim Darby - SAIA — VP — Finance and CFO

It seems to be widespread. As Rick mentioned we’ve actually improved accident severity, but I — we’ve improved accident frequency, but our severity has just been worse in the second and it is rolling into third.

Rick O’Dell - SAIA — President and CEO

But it actually isn’t really in the new geography.

David Ross - Stifel Nicolas — Analyst

Okay. And then as far as the sales attention level is concerned, Jim you said $2 million is — I think I remember you actually are insured up to maybe the first $250,000 but then you self-insured (inaudible) to $2 million. Is that correct or are you now taking over [whole] self-insurance levels?

Jim Darby - SAIA — VP — Finance and CFO

No. Our self-insurance is at $2 million. That’s the — previously the acquired subsidiaries had lower retention levels. But they are on ours now.

David Ross - Stifel Nicolas — Analyst

And in the release, you mentioned higher account turnover in Madison and the Connection regions. Is there any specific reason for that? Do you [saw] that you keep all the salespeople in those acquisitions or what do you think is reasoning behind that?

Jim Darby - SAIA — VP — Finance and CFO

I think it was due to probably three things, David. We were most impacted in that geography and I guess most of it was pricing-related. First of all I think we ended up deselecting a few more accounts after we saw both the pricing and the operating characteristics of the freight. Our due diligence, you look at the pricing, but once you get in there and see exactly what they are being asked to do, some of the accounts it just didn’t make sense and we deselected them.

Then the other thing was they [didn’t] have a concentration because of their geography in the automotive segment, which is obviously weak. A weak segment. The American automotive, and it was a lot more business is kind of put out for bid in the current environment than we had anticipated and then we were probably somewhat more vulnerable than others during this transition of branding, as well as we lost a few sales reps as well as some of the leadership of the Company. Some relationships were probably lost.

But the biggest impact that probably changed our comments on that was during the quarter we actually lost our largest customer. It’s an automotive-related customer. The business went out for bid and the bid process resulted in a large decline and based on the way we saw it operated we decided not to play.

David Ross - Stifel Nicolas — Analyst

And then (technical difficulties) going off that pricing comment, have you heard any feedback just recently from customers after that FedEx-related announcement? They are lowering their charge and how do you guys view that impacting your overall pricing environment?

Jim Darby - SAIA — VP — Finance and CFO

Fuel surcharge is one component of price. Obviously it is a pretty significant component at this point with fuel prices being where they are. Obviously you have the tariff rate; you have the discount plus the fuel surcharge. And as we believe that customers are sophisticated enough to look at the total price of — and you can’t just look at the one item that is changing, so our current plan is to make adjustments on a case-by-case basis as the competitive circumstances dictate.

With all price factors considered, which include the base rate, the discount and all assessorials including the fuel surcharge.

David Ross - Stifel Nicolas — Analyst

And we do say that FedEx is one of your bigger competitors or somebody that you don’t run into on a regular basis?

Jim Darby - SAIA — VP — Finance and CFO

Obviously they have a significantly market share and I think they are a pretty big competitor.

Operator

John Barnes. BB&T Capital Markets.

John Barnes - BB&T Capital Markets — Analyst

In looking at how volumes progress during the quarter, I mean can you give us a flavor for as the quarter progressed? And then does it look thus far through the first couple of weeks of July?

Rick O’Dell - SAIA — President and CEO

Jim, wanna take that?

Jim Darby - SAIA — VP — Finance and CFO

Sure. What we saw was April and May was down a little over 5% on a pro forma basis. Their tonnage was down a little over 5% and then that got worse in June. It went up to almost 8% and so for the quarter we ended up at an average of 6% down. And we are seeing that running probably in about the 7% range. So it’s continuing on in July about to where it was in June.

Rick O’Dell - SAIA — President and CEO

And June was the month when we lost the major account that was a Connection account. And that was about $7 million so it accounts for about 7/10 of 1% on a revenue basis. But the tonnage would have been a little higher than that because it is a short length to haul.

I would say the trends are similar, but they probably got slightly weaker in June on a comp basis for us.

John Barnes - BB&T Capital Markets — Analyst

As you look at a lost customer like that, what was the reasoning for the loss of that customer?

Rick O’Dell — SAIA — President and CEO

Yes, well, quite frankly, it’s a $7 million account and it was put out for bid through a logistics company and the rate decline was in the 15 to 20% range and we decided not to play. You’re basically trying to take a $7 million count revenues to $6 million and we showed that it didn’t really operate well anyway.

What I would tell you, John, is we’ve probably anticipated that over some point in time we would have deselected that account anyway. It just came to head sooner because of a significant decline that was required to maintain it.

I think if you look — if you look forward 18 months, or whatever the case may be in a positive environment when we were — as we continued to grow better revenue in that geography, we would have deselected it anyway but obviously it did have a near-term impact.

John Barnes - BB&T Capital Markets — Analyst

And as you have gone through that process of culling out some of these accounts, would you feel like with the acquired companies you are pretty much do that or are you still — is that an ongoing process that can negatively impact results on the back half?

Rick O’Dell — SAIA — President and CEO

I think we are finished with it. I think the major accounts that walked are behind us and we are beginning to rebuild that, the revenue in those geographies now. I mean we are showing it’s coming back already.

John Barnes - BB&T Capital Markets — Analyst

Then as you look — as you kind of look in the back half and our assumption is that we are going to see a little bit more of the same on the economy. I’m not a big second half rebound believer. If my prognostication is correct, do you feel like you are adequately sized at this point or right sized at this point? Or do you think there’s something that needs to be done whether it be headcount or some other cost reduction efforts internally? Or is this a matter of riding out the storms until volumes turn?

Rick O’Dell — SAIA — President and CEO

Yes well I think it’s a combination kind of by geography. We made some cost adjustments with that major account loss in some of the acquired geography from a staffing standpoint at the end of June. And I think elsewhere as we said our revenue is up and we continue to work on productivity improvements in those geographies. But we also need to service the new lanes or we will dampen our growth prospects as well. But our efforts I guess from a profitability standpoint improvement are really focused on, we made one decision that we are going to — historically we have had our wage increase in August and we decided to delay that until December due to the challenging volume environment and some of our cost challenges.

We are going to continue to advance our productivity initiatives in the city operation as well as dock and line haul. We’ve got some internal initiatives that are focused on exception free delivery to improve our cargo claims. And then as we’ve said as we build density in some of the synergy lanes, we expect to improve margins.

And there’s always an opportunity when you are generating growth in new lanes to kind of reoptimize your line haul network and build your load average. As we said, because we are incurring some additional revenue in these new lanes, you have to run those for service requirements so obviously we are running some partial schedules now. And as we continue to build density over time that will — the margins will improve on that business.

John Barnes - BB&T Capital Markets — Analyst

As a follow-up on that, the adjustments in staffing you made at the end of June, can you give us a flavor of the magnitude of those adjustments? I mean, number of employees impacted and potential cost savings?

Rick O’Dell — SAIA — President and CEO

That was in the range of about 80.

John Barnes - BB&T Capital Markets — Analyst

All right. Let’s see — and then last question. Rick, I think you’re kind of on record as saying for the foreseeable future you know further acquisitions are on hold until the economy picks up some momentum and you see some improvement in what you have already acquired. What kind of environment would you envision being necessary for you to get back on the — you know the acquisitions path again?

I mean are we talking about a 3, 4, 5% GDP-type environment in volume gains and that type of thing? Or is there you don’t feel like you need quite that much? It’s more dependent on kind of the right acquisition for you?

Rick O’Dell — SAIA — President and CEO

Yes. I think the term we use is to selectively evaluate expansion opportunities and I think, given the current environment and some of the things that we are trying to do to capitalize on the acquisitions that we made with Madison and The Connection; we will probably have a pause of a period of time. And we will look for the right opportunity.

But if something came to us and it was accretive and we could work out a deal on the timing that would work for us operational as well, we would look at those. But I think a pause is certainly the best thing for us right now.

Operator

Tom Albrecht. Stephens Inc.

Tom Albrecht - Stephens Inc. — Analyst

Let me just start with a few factual questions. What was your average length of haul in the quarter?

Jim Darby - SAIA — VP — Finance and CFO

It was right at 620 miles.

Tom Albrecht - Stephens Inc. — Analyst

So even with some cross selling in that you are pretty much a constant 620 to 625 in the last few quarters?

Jim Darby - SAIA — VP — Finance and CFO

When we looked last year to this year, of course, we are comparing last year to the legacy Saia. And that was right at the 622 mile so we are flat even with the absorption of the shorter length of haul subsidiaries. So it has come back up so right now we are still at about 620.

Tom Albrecht - Stephens Inc. — Analyst

And then I went to make sure I got the equity-based expense correct. You said that it was an $800,000 expense in this quarter and a $500,000 benefit a year ago. Is that correct?

Rick O’Dell — SAIA — President and CEO

That’s correct.

Tom Albrecht - Stephens Inc. — Analyst

All right and you said it — I don’t think you really meant that it was a $0.05 impact a year ago. Did you mean that the difference between the benefit and the expense was $0.05?

Jim Darby - SAIA — VP — Finance and CFO

Yes. It’s the change between the two quarters that I was referring to. It’s a $0.05 swing.

Tom Albrecht - Stephens Inc. — Analyst

Then move on here, I just lost my train of thought. Monthly tonnage kind of went over that. Are you done realizing some of the cost savings that you had hoped to realize regarding staffing T&E, professional cost, you know in the move from Kansas City to Duluth? I think there was about 8 $2 million goal at the beginning of the year. Has that already been fully incurred or is that still playing out?

Rick O’Dell — SAIA — President and CEO

That’s in our run rates. So that (multiple speakers)

Tom Albrecht - Stephens Inc. — Analyst

So do you still have work to do?

Rick O’Dell — SAIA — President and CEO

So that is incurred.

Rick O’Dell — SAIA — President and CEO

Are you pretty much mission accomplished?

Rick O’Dell — SAIA — President and CEO

The benefits are being recognized in that.

Tom Albrecht - Stephens Inc. — Analyst

All right. And then on the insurance, was that a decision made like in July that you needed to increase your reserves due to those accidents? Because my sense had been that the quarter while your tonnage was about exactly what I was looking for, was a little bit disappointed on the bottom line. So was that sort of a July decision as you looked at the accidents and the frequency, the severity you needed to have a little bit more set aside? Is that what occurred?

Rick O’Dell — SAIA — President and CEO

No it actually — based on the accidents and the severity of the accidents during the quarter, we increased the reserves during the quarter and that is what caused the swing from last year of $2.3 million.

Tom Albrecht - Stephens Inc. — Analyst

All right. So it was kind of occurring through the quarter. It wasn’t last week ahead of earnings I guess is really what I’m saying that you —

Rick O’Dell — SAIA — President and CEO

What we’ve reported here, Tom, would just be the results of what happened during the quarter and the reserves that we set for that.

Tom Albrecht - Stephens Inc. — Analyst

Okay.

Rick O’Dell — SAIA — President and CEO

And too, as it’s gone into July we are seeing this same type of severity of accidents though.

Tom Albrecht - Stephens Inc. — Analyst

Right.

Jim Darby - SAIA — VP — Finance and CFO

The issue you have is obviously with these types of deductibles one or two major accidents can have a significant swing. And we had some accident severity. Some through the quarter and then particularly in June. And then early in July, we experienced some additional severity expense.

So we are — that’s why we are commenting about the impact it will have on the third quarter.

Tom Albrecht - Stephens Inc. — Analyst

Then, Rick, my sense has been that since maybe late April, beginning of May, the pricing environment has deteriorated more broadly based. I know there’s a lot that goes into revenue per hundredweights but it looks like just on a very simplistic basis adjusting for the drop in the pounds per shipment and the revenue per hundred weight it looks like your yields were down about 1% excluding mix changes, freight class changes, etc.

Is the pricing environment continuing to decay? Or is it stabilized since what occurred in May and early June?

Rick O’Dell — SAIA — President and CEO

I think, I guess it is too early to say into July I guess. We have a theoretical model that attempts to adjust for average class length of haul and weight per shipment and it estimates that our pricing absent mix was up about 1%. But obviously there’s a lot of moving parts in there particularly with the acquisition that we wouldn’t have had in prior year.

And then I guess my general comment on the pricing is, obviously, it’s softened from where we were and certainly where we were in the first quarter and how we move forward from here I think remains to be seen.

Tom Albrecht - Stephens Inc. — Analyst

Rick. Last question. I know it is very difficult to predict accidents and every company is trying to do the best they can with safety. But I think one of the legacy complaints as part of the old holding company was that that was a very volatile line item whether it is for SCST. Sometimes Jevic was part of it, sometimes Saia.

It still seems like that volatility is continuing and it seems to be maybe more of a factor for your guys, your Company than some of the other LTL carriers. What do you feel like you need to do from a safety perspective to lessen that volatility? I mean, is it the quality of the drivers? Is it the training program press release is it just the fact that you have got a small share count and a big deductible?

Rick O’Dell — SAIA — President and CEO

Yes, I think at the end of the day, I mean obviously we continue to have a good screening process for drivers. We have defensive driving education. We do preshift meetings on the safety techniques and we use the end cap technology like Eaton-Vera to reinforce our defensive driving.

I’m confident that over time we will generate a solid safety record and competitive cost performance. I think there are two things that impact that obviously. The size of our Company. Our current margins and the $2 million retention rate. I mean, one accident can cost you $0.08 a share in the quarter so you can have quarterly volatility there.

Obviously our biggest challenge is first of all not to have those types of accidents. But you are going to have them occasionally as well and then, secondarily, we need to improve our margins so that it is less material. Right?

Tom Albrecht - Stephens Inc. — Analyst

Well, yes, I guess so.

Rick O’Dell — SAIA — President and CEO

That’s really the thing we need to do more than anything else. One, don’t have the accidents and then, two, make progress both in our business mix, our yield-building density throughout our network so that when you have an accident it’s not as material.

Tom Albrecht - Stephens Inc. — Analyst

So at this point you don’t feel like — there’s no brand-new safety initiative under way? You are confident with the program you have in place and it’s those other factors then?

Rick O’Dell — SAIA — President and CEO

I think it is. I don’t think there is really an answer. I mean obviously we are continuing to step up our defensive driving. We use our experience that we’re having as — to increase awareness through our Company.

Obviously we are having direct communication with employees today about our safety performance; and our wage increases are being delayed because of our margin issues, and the safety is certainly at the top of our topic there. All you can really do is continue to improve awareness and continue to focus on the programs. But I don’t think we have a shortfall in terms of our programs or the professionalism of our drivers.

Tom Albrecht - Stephens Inc. — Analyst

Then lastly, Rick, I can’t help but as this question but I’m not sure if you’ll answer it. What percentage of your customers or what percentage of your business is with surcharges that are your surcharges versus your customers’ surcharges?

Rick O’Dell — SAIA — President and CEO

Our standard field surcharge table correlates with your contract and noncontract business or your field national accounts. On our table it less than 50% of our total revenue.

Tom Albrecht - Stephens Inc. — Analyst

Thanks for the feedback.

Operator

Jason Seidl with Credit Suisse.

Jason Seidl - Credit Suisse — Analyst

I guess if I can just piggyback on that question. So your mix between contract and [tariff] it’s 45 55 or — ?

Rick O’Dell — SAIA — President and CEO

It’s in that range. It’s not exactly contract. Some people are on a tariff, but they have an expiration date. But anyway I think that’s probably a good ballpark number to use.

Jason Seidl - Credit Suisse — Analyst

If I can go back to your comments about pricing so you have an internal model that takes out sort of mix shifts and length of haul and weight per shipment. And you said you were up about 1% for the quarter for real price. Am I correct?

Rick O’Dell — SAIA — President and CEO

Correct.

Jason Seidl - Credit Suisse — Analyst

Now you said you don’t know where that is going to go from here. Is there something that’s changed in the LTL marketplace during this downturn versus the last downturn? Because last time pricing held in the LTL world a little bit over a percent. So what would have to change in your mind to drive that down even further?

Rick O’Dell — SAIA — President and CEO

I vis a vis the actions of the competitors and who goes after volume. And we look at it on a case-by-case basis. We look at our costing model and the profitability of the accounts and where it’s coming from. Headhaul, backhaul, and make the best decision for us. But it’s not — it’s not a situation really where we are going out cutting rates for volume. It’s more you are kind of responding to something that is going on in the marketplace or bid process.

Jason Seidl - Credit Suisse — Analyst

Fair enough. Also, regarding your share repurchase. I know you only have — you said — $18 million left here but with your share price declining a lot yesterday and even down today, are you guys expecting to get back into the marketplace in the third quarter?

Jim Darby - SAIA — VP — Finance and CFO

That’s something that we will look at but as we announced that we are doing significant capital expenditures and taking that up and it will have to be an opportunistic purchase on the shares.

Jason Seidl - Credit Suisse — Analyst

Fair enough. Thank you for the time.

Operator

Edward Wolfe with Bear Stearns.

Edward Wolfe - Bear Stearns — Analyst

Can you talk a little bit about the seasonality of your business? Typically should third quarter in your core business, forget about acquisitions and all that, should that be a slightly better margin than second quarter or is there something about your labor contracts or something else that would change that dynamic?

Rick O’Dell — SAIA — President and CEO

Normally the volumes per day go up and that should be — that should improve. The core absent a wage increase, the last several years or the last five years our wage increase has been effective in August which had an impact on that.

Edward Wolfe - Bear Stearns — Analyst

Is that going to happen again this year?

Rick O’Dell — SAIA — President and CEO

This year we postponed that wage increase until December.

Edward Wolfe - Bear Stearns — Analyst

So would you think that third-quarter operating ratio at this point should be better than second-quarter, as things continue to the way they’re going?

Rick O’Dell — SAIA — President and CEO

We don’t give guidance and I think at this point particularly with our comment on the accidents severity. I wouldn’t be comfortable saying that at this point in time.

Edward Wolfe - Bear Stearns — Analyst

Last year when you increased the labor how much was that in the third quarter? In other words for the part of August and September, that you increased it, roughly how much extra did that account? Do you know those numbers?

Jim Darby - SAIA — VP — Finance and CFO

The wage increase last year was effective the 1st of August and it was 2.7%. So it was effective for two months in the quarter.

Edward Wolfe - Bear Stearns — Analyst

Two months?

Jim Darby - SAIA — VP — Finance and CFO

Yes.

Edward Wolfe - Bear Stearns — Analyst

And can you give a number in terms of goods of dollars on that or —?

Jim Darby - SAIA — VP — Finance and CFO

Well that’s affects of course our salary and wages; affects about 50% of our costs.

Rick O’Dell — SAIA — President and CEO

It’s about $1 million a month on that.

Edward Wolfe - Bear Stearns — Analyst

That’s helpful. Thank you. And I’m guessing that, in December do you pay a similar wage increase versus last year or can you pay less having pushed it out a little bit?

Rick O’Dell — SAIA — President and CEO

We are actually committing to our employees in communicating the wages (inaudible) we are also committing the amounts and they are similar.

Edward Wolfe - Bear Stearns — Analyst

The accidents, it looks to me just looking at the absolute claims and insurance line that first quarter, $8.8 million, was elevated as well. Can you just take me historically through first and second quarter this year, what the real issues were that drove this in terms of these severity of the actions or the number of accidents?

Jim Darby - SAIA — VP — Finance and CFO

In first quarter we had some severe accidents, but we also had some increases from some out-of-period effects raising our reserve rates for some old accident cases. (Multiple speakers) you are correct that it was higher than normal in first and second.

Edward Wolfe - Bear Stearns — Analyst

Now did those changes in your reserves carry forward or was that one-time in nature?

Jim Darby - SAIA — VP — Finance and CFO

That was one-time. So we adjusted them in first quarter based on new information we had about the case. (Multiple speakers)

Edward Wolfe - Bear Stearns — Analyst

And the reason that you are giving caution that this is carried on to third quarter is that there has have already been accidents in July or something about second quarter’s accidents carry on to third quarter?

Rick O’Dell — SAIA — President and CEO

No — activity in July.

Edward Wolfe - Bear Stearns — Analyst

At some time do these increased accidents in second and third quarter lead to you having to reserve as well more or for your deductibles to change? Or for your premiums to change? I mean should we think of some of this as going to be ongoing for a little while?

Jim Darby - SAIA — VP — Finance and CFO

We estimate and try to take our best shot at the ultimate liability for these cases in the quarter. So we don’t anticipate them to have further effects. Down the road — some major accidents are built into the rates for our premiums, but like I said, we’ve had more than normal.

Edward Wolfe - Bear Stearns — Analyst

In terms of your problems versus prior expectations with the acquisitions, if you had to just directionally talk about it how much of this do you think is just the tonnage and pricing environments worse than you thought when you initially made them? And how much we — you say is some of the volumes you had to call you didn’t think you are going to, you [sound] something a little bit worse than what you originally thought you were getting?

Rick O’Dell — SAIA — President and CEO

I think most of it is the environment. I mean it’s interrelated. Right? I mean most of it is pricing activity and that pricing activity was related to the environment. (Multiple speakers)

The decisions we made I think we are confident that didn’t have a big impact it had some impact on margin. And then some of it came about in the marketplace.

Edward Wolfe - Bear Stearns — Analyst

You talked about in Tom’s questions; I think that your sense of it is that same store pricing is up about 1%. I’m guessing that as more contracts come up into that mix throughout the year that 1% has a downward bias. Is that a fair way to look at that? That that 1% probably has some positive 2 or 3 from last year that’s going to come off and is meeting more kind of flat to negative stuff this year?

Rick O’Dell — SAIA — President and CEO

We had the general rate increase, obviously, in the beginning of the quarter and then so obviously that was factored in there. And then contracts, renewals during the quarter were just slightly positive.

Edward Wolfe - Bear Stearns — Analyst

But did what I say make sense directionally? That probably the mix at least in the near term works against you so that if we are modeling positive one for underlying pricing maybe a little less than that going forward. Is that a fair way to look at that?

Rick O’Dell — SAIA — President and CEO

You mean as additional renewals come up?

Edward Wolfe - Bear Stearns — Analyst

Particularly with FedEx’s 14% of the market reducing their total comp or total cost or price? However you look at fuel?

Rick O’Dell — SAIA — President and CEO

Right. On the customers that are applicable to the standard pricing.

Edward Wolfe - Bear Stearns — Analyst

Let me ask it is way. What percent of your contractual — your contracts have not yet come up in ‘07 — that will come up?

Rick O’Dell — SAIA — President and CEO

It’s pretty evenly spread throughout the year. Probably have 30% in the fourth quarter and the remainder is evenly spread.

Operator

(OPERATOR INSTRUCTIONS). At this time, Sir, we have no further questions. I’m sorry we have a question from [George Velez] at Lord Abbett.

George Velez - Lord Abbett — Analyst

Quick question on the acquisition. Can you say you said that they were EBIT negative? Can you say by how much?

Rick O’Dell — SAIA — President and CEO

After you merge them in, all I have is kind of regional revenue data and labor to revenue. So we would just be estimating that. I think what we said was, we expected to be negative through the first half and contribute positively in the second half. And just based on some of the revenue items that we saw in the yield we’d think it was more negative that we thought. But I would just be — I would be uncomfortable giving you an exact number because we would just be guessing.

George Velez - Lord Abbott — Analyst

Thank you.

Operator

At this time, Sir, you have no further questions.

Rick O’Dell — SAIA — President and CEO

All right. Well obviously it was a difficult quarter for Saia and a challenging environment. We do remain pleased with our prospects for growth due to our expanded geography and do expect to improve our margins on this new business over a period of time going forward. Thank you.

Operator

This concludes today’s conference. You may now disconnect.